Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

APi Group Corporation:

We consent to the use of our report dated March 30, 2020, with respect to the consolidated balance sheets of APi Group Corporation and subsidiaries as of December 31, 2019 (Successor) and December 31, 2018 (Predecessor), the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the year ended December 31, 2019 (Successor), the period from January 1, 2019 through September 30, 2019, and each of the years in the two-year period ended December 31, 2018 (Predecessor) and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

The audit report of KPMG LLP on the aforementioned financial statements refers to a change to its method of accounting for leases in 2019 due to the adoption of FASB Accounting Standard Codification (Topic 842) Leases and for revenue recognition in 2018 due to the adoption of FASB Accounting Standard Codification (Topic 606) Revenue from Contracts with Customers.

/s/ KPMG LLP

Minneapolis, Minnesota

April 28, 2020